EXHIBIT 99.1

MURPHY OIL CORPORATION APPOINTS MICHELLE A. EARLEY
TO BOARD OF DIRECTORS

HOUSTON, Texas, June 10, 2021 – Murphy Oil Corporation (NYSE: MUR) announced today the appointment of Michelle A. Earley to Murphy’s Board of Directors, effective June 10, 2021.
“We are excited to welcome Ms. Earley to our Board of Directors,” stated Claiborne P. Deming, Chairman of the Board for Murphy Oil Corporation. “Michelle brings perspectives and expertise in energy governance to Murphy. Her appointment is also aligned with the Board’s commitment to bring skillsets to the boardroom that will best position us to deliver for all of our shareholders.”
A partner at Locke Lord LLP since 2008, Ms. Earley serves as co-chair of the firm’s Capital Markets Group and the Diversity Committee, as well as a member of the Executive Committee, Lateral Hire Committee, and Legal Personnel and Partnership Admissions Committee. Throughout her tenure at the firm, she has gained extensive experience in mergers and acquisitions, as well as securities regulation and offering matters, and routinely advises management teams and boards of directors on corporate governance topics.
While her clients span various industries, the majority of her time has been spent working with oil and natural gas companies, leading her to join the Adams Resources & Energy Inc. Board of Directors more than six years ago. Adams Resources is engaged in crude oil marketing, transportation and storage across multiple basins.
Ms. Earley earned a Bachelor of Arts from Texas A&M University, graduated from Yale University in 1997 with her Juris Doctor and served as a law clerk for the Fifth Circuit Court of Appeals prior to joining Locke Lord in 1998.
ABOUT MURPHY OIL CORPORATION
As an independent oil and natural gas exploration and production company, Murphy Oil Corporation believes in providing energy that empowers people by doing right always, staying with it and thinking beyond possible. Murphy challenges the norm, taps into its strong legacy and uses its foresight and financial discipline to deliver inspired energy solutions. The company sees a future where it is an industry leader who is positively impacting lives for the next 100 years and beyond. Additional information can be found on the company’s website at www.murphyoilcorp.com.

Investor Contacts:
Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107
Megan Larson, megan_larson@murphyoilcorp.com, 281-675-9470

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